CUSIP No. 29385B109	13D	Page 98 of 100

Exhibit 99.20

EXECUTIVE OFFICERS AND DIRECTORS

OF

TORSTAR CORPORATION

Set forth below is a list of each executive officer and director of Torstar Corporation setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person.

Name and Business Address	Present Principal Occupation (principal business of employer)	Name and Address of Corporation or Other Organization (if different from address provided in Column 1)
Frank Penny 1 Yonge Street, Floor 5, Toronto ON M5E 1E6	Director of Torstar Corporation, a holding company.

Paul Rivett 1 Yonge Street, Floor 5, Toronto ON M5E 1E6	Director of Torstar Corporation, a holding company.

Jordan Bitove 1 Yonge Street, Floor 5, Toronto ON M5E 1E6	Director of Torstar Corporation, a holding company.

Lorenzo DeMarchi 1 Yonge Street, Floor 5, Toronto ON M5E 1E6	CEO of Torstar Corporation, a holding company.

Jennifer Barber 1 Yonge Street, Floor 5, Toronto ON M5E 1E6	CEO of Torstar Corporation, a holding company.